EXHIBIT 5.1

                           Warner & Washington L.L.P.

                       A  Limited  Liability  Partnership
                               Attorneys  at  Law
                             4410  Montrose  Blvd.
                             Houston,  Texas  77006
                          Telephone         Facsimile
                       (713) 807-1007     (713) 807-1024


                               August  30,  2000


Comtech  Consolidation  Group,  Inc.
10497  Town  &  Country  Way
Suite  460
Houston,  Texas  77024

Gentlemen:

     We have acted as counsel to Comtech Consolidation Group, Inc. (the "Company") in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 23,000,000 shares of the Company's Common Stock, par value $.00967 (the "Common Stock").

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant for purposes of this opinion, we are of the opinion that the Common Stock has been duly and validly authorized by all necessary corporate action by the Company and, assuming the sale of such securities and effectiveness of the Registration Statement, will be validly issued and fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and reference to our firm under the caption "Legal Matters" therein.

                                   Very  truly  yours,

                                   /s/  T.  Deon  Warner